Exhibit 10.3
Molson Coors Beverage Company
Employee Restricted Stock Unit Award Notice

This Award Notice evidences the award (the “Award”) of restricted stock units (each, an “RSU” or collectively, the “RSUs”) that have been granted to, NAME, by Molson Coors Beverage Company, a Delaware corporation (the “Company”), subject to the terms of this Award Notice, the [YEAR] Restricted Stock Unit Agreement, which is attached hereto (the “Agreement”) and the Amended and Restated Molson Coors Beverage Company Incentive Compensation Plan (the “Plan”). When vested, each RSU entitles you to receive one share of Class B common stock of the Company, par value $0.01 per share (the “Shares”). The RSUs are granted pursuant to the terms of the Plan.

This Award Notice constitutes part of, and is subject to the terms and provisions of, the Agreement and the Plan, which are incorporated by reference herein. Capitalized terms used but not defined in this Award Notice shall have the meanings set forth in the Agreement or in the Plan.

Grant Date:         Grant Date

Number of RSUs:     Number RSUs, subject to adjustment as provided under Section 4.4 of the Plan.

Vesting Schedule:     Subject to the provisions of the Agreement and the Plan and provided that you remain continuously employed by the Company and/or an Affiliate through the respective vesting dates set forth below, the RSUs shall vest as follows:

Vesting Date	Cumulative Vested Percentage of RSUs
[ ]	[ ]%

    Except for termination of employment due to Retirement (defined in the Agreement), involuntary termination with severance due to restructure or reduction in force, death or disability, any unvested portion of the Award will be forfeited and/or cancelled on the date you cease to be an employee of the Company or an Affiliate.

Settlement Date:    Each vested RSU will be settled in Shares as soon as practicable following vesting but in no event later than December 31st of the calendar year in which the Vesting Date occurs.

Effect of Termination
of Employment:     To the extent not already vested or previously forfeited, a portion of the unvested RSUs will vest and will be adjusted pro-rata by multiplying the Award Amount as of the last day of the vesting period (as though you had remained employed) by a fraction, the numerator of which is the number of full months elapsed in the vesting period prior to the date of your involuntary termination with severance due to restructure or reduction in force, death, disability or Retirement, rounded up, and the denominator of which is the total number of months in the vesting period.

MOLSON COORS BEVERAGE COMPANY

You may review this Award Notice and the Agreement by logging onto your account with [ ] and reviewing this Award Notice and the Agreement. By accepting the RSUs granted to you in the Award, you agree to be bound by all of the provisions set forth in this Award Notice, the Agreement, and the Plan.

Attachment:    [YEAR] Restricted Stock Unit Agreement

Exhibit 10.3
[YEAR] Restricted Stock Unit Agreement
Under The Amended and Restated
Molson Coors Beverage Company Incentive Compensation Plan

Molson Coors Beverage Company (the “Company”) has granted to you an Award consisting of restricted stock units, subject to the terms and conditions set forth herein and in the Employee Restricted Stock Unit Award Notice (the “Award Notice”). The Award has been granted to you pursuant to the Amended and Restated Molson Coors Beverage Company Incentive Compensation Plan (the “Plan”). The decisions and interpretations of the Committee are binding, conclusive and final upon any questions arising under the Award Notice, this [YEAR] Restricted Stock Unit Agreement (the “Agreement”) or the Plan. Unless otherwise defined herein or in the Award Notice, capitalized terms shall have the meanings assigned to such terms in the Plan.
1.Grant of RSUs. On the Grant Date, you were awarded the number of RSUs set forth in the Award Notice.

2.Brokerage Account: Participant agrees to establish and maintain a brokerage account with a financial institution designated by the Company, which is currently Merrill Lynch. The participant will not be able to receive the award of sell any shares vested under this agreement until such a brokerage account is created. If a brokerage account is not created by time of award vest, one will be automatically created to ensure shares vest.

3.Vesting of RSUs. The RSUs shall become vested and nonforfeitable in accordance with the Vesting Schedule set forth in the Award Notice. Vesting may be accelerated as described in the Award Notice. For purposes of the Award Notice and this Agreement, “Retirement” means termination of employment, other than for Cause, after attainment of age 55 and at least ten years of continuous service with the Company or affiliate.

4.Termination of Employment. Except for termination of employment due to Retirement, involuntary termination with severance due to restructure or reduction in force, death or disability, any unvested portion of the Award will be forfeited and/or cancelled on the date you cease to be an employee of the Company or an Affiliate.

5.Settlement of RSU. Each RSU, at the discretion of the Committee, will be settled in shares as soon as practicable after the Vesting Date but in no event later than December 31st of the calendar year in which the Vesting Date occurs.

6.Dividend Equivalents.  During the period beginning on the Grant Date and ending on the date that Shares are issued in settlement of vested RSUs, you will accrue dividend equivalents on RSUs equal to any cash dividend or cash distribution that would have been paid on the RSU had that RSU been an issued and outstanding Share of Class B common stock of the Company on the record date for the dividend or distribution.  Such accrued dividend equivalents (i) will vest and become payable upon the same terms and at the same time of settlement as the RSU to which they relate (and will be payable with respect to any Shares that are issued or that are withheld pursuant to Section 6 in order to satisfy your tax withholding obligations), (ii) will be denominated and payable solely in cash and paid in such manner as

Exhibit 10.3
the Company deems appropriate, and (iii) will not bear or accrue interest.  Dividend equivalent payments, at settlement, will be net of applicable federal, state, local or foreign withholding taxes as provided in Section 6. Upon the forfeiture of the RSUs, any accrued dividend equivalents attributable to such RSUs will also be forfeited.

7.Withholding Taxes. You agree to make appropriate arrangements with the Company or an Affiliate for satisfaction of any applicable federal, state, local or foreign tax withholding requirements or like requirements with respect to the issuance or delivery of Shares in settlement or any RSU no later than the date on which such withholding is required under applicable law. To satisfy such payment obligation, you agree the Company or an Affiliate shall have the right to withhold a number of whole Shares otherwise deliverable to you in settlement of the RSUs having a Fair Market Value (defined in the Plan), as of the date on which the tax withholding obligations arise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates; alternatively, the Company may require you, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Company or any Affiliate with respect to the RSUs.

8.No Rights as a Stockholder. Unless otherwise provided in Section 4.4 of the Incentive Plan, you shall not have any of the rights or privileges of a stockholder with respect to the RSUs or the underlying Shares unless and until such RSUs vest and Shares have been delivered to you upon settlement of the RSUs.

9.Non-Guarantee of Employment Relationship or Future Awards. Nothing in the Plan, the Award Notice or this Agreement will alter your at-will or other employment status with the Company or an Affiliate, nor be construed as a contract of employment between you and the Company or an Affiliate, or as a contractual right for you to continue in the employ of the Company or an Affiliate for any period of time, or as a limitation of the right of the Company or an Affiliate to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any of your RSUs, or as a right to any future Awards.

10.Non-transferability of RSUs. No RSUs granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution.

11.Personal Information. You agree the Company and its suppliers or vendors may collect, use and disclose your personal information for the purposes of the implementation, management, administration and termination of the Plan.

12.Amendment. The Committee may amend, alter, modify, suspend or terminate the Award Notice or this Agreement at any time and from time to time, in whole or in part; provided, however, no amendment, alteration, modification, suspension or termination of the Award Notice or Agreement shall adversely affect in any material way the Award Notice or this Agreement, without your written consent, except to the extent such amendment, alteration, modification, suspension or termination is reasonably determined by the Committee in its sole discretion to be necessary to comply with applicable laws, rules, regulations, or is necessary for such approvals by any governmental agencies or national securities exchanges as may be required.

Exhibit 10.3
13.Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon you and your heirs, beneficiaries, executors, legal representatives, successors and assigns.

14.Integrated Agreement. The Award Notice, this Agreement and the Plan constitute the entire understanding and agreement between you and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between you and the Company with respect to such subject matter other than those as set forth or provided for herein or therein.

15.Governing Law. The Award Notice and this Agreement shall be governed by the laws of the State of Wisconsin, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Award Notice and this Agreement to the substantive law of another jurisdiction. You agree to submit to the exclusive jurisdiction and venue of the federal or state courts of Wisconsin, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Notice or Agreement.

16.Construction. Captions and titles contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

17.Beneficiary Designation. In the event of your death prior to the payment of RSUs to which you are otherwise entitled, payment shall be made to your then-effective beneficiary or beneficiaries under the Employer-paid group term life insurance arrangement, unless you are a resident of Quebec, Canada. In that case, any beneficiary designation or revocation of such beneficiary designation made by you must be through a will, a copy of which should be filed with the Committee.

18.Clawback. By entering into this agreement and reviewing this Award, you acknowledge that this Award is subject to (a) the Company’s Global Incentive Compensation Clawback Policy for Misconduct effective as of March 5, 2025 and the Company’s Global Incentive Compensation Clawback Policy effective as of October 2, 2023, as they may be amended from time to time by the Board or the Committee in its discretion, and (b) any other compensation recoupment or clawback policies as may be adopted from time to time by the Board or the Committee, all to the extent determined by the Board or the Committee in its discretion to be applicable to you.

19.Conformity. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Any conflict between the terms of the Award Notice, this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in the Award Notice or this Agreement or any matters as to which the Award Notice and this Agreement are silent, the Plan shall govern. Any conflict between the terms of the Award Notice and the Agreement shall be resolved in accordance with the terms of the Agreement. In the event of any conflict between the information provided on any intranet site or internet website or in the prospectus for the Plan and the Award Notice, the Agreement or the Plan, the Award Notice, Agreement or the Plan, as applicable, shall govern as provided above.

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